Exhibit 8.1

September 27, 2023

Set Jet, Inc.

15011 N 75th Street

Scottsdale, Arizona 85260

Ladies and Gentlemen:

We have acted as special tax counsel to Set Jet, Inc., a Nevada corporation (the “Company”), in connection with that certain Amended and Restated Merger Agreement, dated as of August 16, 2023 (the “Merger Agreement”), by and among the Company, Revelstone Capital Acquisition Corp., a Delaware corporation (“Parent”), Revelstone Capital Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Thomas P. Smith, as the Securityholder Representative.

As described in the registration statement on Form S-4 (File No. 333-274049), which contains the proxy statement/prospectus of Parent and the Company filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2023, as amended and supplemented through the date hereof (the “Form S-4”), and pursuant to the Merger Agreement, the parties to the Merger Agreement intend to merge (the “Merger”) the Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent and the separate corporate existence of the Merger Sub ceasing.

DOCUMENTS REVIEWED

In rendering the opinion expressed herein, we have examined and relied on: (i) the Merger Agreement, (ii) the Form S-4, (iii) the certificate of representations, which is dated as of the date hereof, provided by the Company (the “Certificate of Representations”), and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

OPINION; GENERAL LIMITATIONS; ASSUMPTIONS

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as publicly available as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department of the United States in regulations or rulings issued in the future. An opinion of counsel with respect to an issue represents counsel’s best professional judgment as to the outcome on the merits of the issue, if the issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to the issue or that a court will not sustain such a position asserted by the IRS.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true, correct and complete copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true, correct and complete and will remain true, correct and complete at all times up to and including the effective time of the Merger, (v) the Merger will be consummated in accordance with the terms of the Merger Agreement, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, (vii) there are no agreements, plans, or arrangements relating to the Merger other than those described in the Merger Agreement, and (viii) the parties at all times will operate in accordance with the method of operation described in their organizational documents and the Form S-4.

For purposes of rendering the opinion expressed herein, we have also assumed that (i) the representations contained in the Certificate of Representations are true, correct and complete and will remain true, correct and complete at all times up to and including the effective time of the Merger, that all parties related to the Merger have complied with and will continue to comply with the covenants and agreements set forth in the Certificate of Representations and the Merger Agreement, and that each representation that is stated in the Certificate of Representations to be made to the best of the knowledge of the parties related to the Merger is accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Merger without regard to such qualification as to the best of knowledge of any of the party related to the Merger, and (ii) the amounts paid to stockholders of the Company who perfect dissenter’s rights will not cause the Merger of the Merger Sub with and into the Company to fail the requirement of Section 368(a)(2)(E) of the Code relating to the acquisition of control of the Company in exchange for voting stock of Parent.

Our opinion could be affected if any of the facts set forth in the Merger Agreement, the Form S-4, or the Certificate of Representations or other documents, records and instruments we have reviewed are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the Merger Agreement or the Certificate of Representations.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Form S-4 under the heading “Material U.S. Federal Income Taxes Consequences,” we are of the opinion that, for United States federal income tax purposes, the Merger of the Merger Sub with and into the Company should qualify as a reorganization within the meaning of Section 368(a)(1) of the Code.

The opinion expressed herein represents our conclusions as to the application of the U.S. federal income tax laws existing as of the date hereof. We can give no assurance that legislative enactments, administrative changes or judicial decisions that would modify or supersede our opinion will not be forthcoming. The opinion expressed herein represents our conclusions based upon the assumptions, documents, facts, representations, covenants and agreements referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions, representations, covenants or agreements could affect the accuracy of our opinion. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate of Representations.

The opinion expressed herein is (i) limited to those matters expressly covered, and no opinion is to be implied in respect of any other matter, including any other federal income tax or other tax matter, and (ii) as of the date hereof. We assume no obligation to update our opinion in the event that there is either a change in the legal authorities, facts or documents on which we have relied in rendering our opinion. This opinion letter is for the sole benefit of the Company and may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P